Exhibit 99.3

Consolidated Balance Sheet

December 31 ($ in millions)	2003	2002
Other Long-Term Debt and Notes Payable	9,005	8,412
Long-Term Debt to Affiliates — Transition Debt	5,717	6,296
Boston Generating (BG) Project Debt	1,037	1,036
Total Debt*	15,759	15,744

Minority Interest of Consolidated Subs.	—	77
Preferred Securities*	87	595
Total Shareholders’ Equity	8,486	7,742

Total Capitalization	24,332	24,158

Total Debt to Total Capital	65%	67	%**
Debt to Capital (excl. Transition Debt)	54%	55	%**
Debt to Capital (excl. Trans. and BG Debt)	51%	53	%**

*	Upon adoption of FIN No. 46-R, Trust Preferred Securities were reclassified to debt in 2003.

**	Ratio assumes $458 M of Trust Preferred Securities reclassified to debt in 2002 to be comparable to 2003.